Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GNC ACQUISITION HOLDINGS INC.

GNC Acquisition Holdings Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

(1)                                  The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware on February 5, 2007, under the name GNC Acquisition Holdings Inc., and has been amended from time to time (the “Certificate of Incorporation”).

(2)                                  This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 141, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

(3)                                  The required holders of the Corporation’s issued and outstanding capital stock approved and adopted this Amended and Restated Certificate of Incorporation in accordance with Sections 228, 242 and 245 of the DGCL.

(4)                                  References made herein and in the bylaws of the Corporation to the Certificate of Incorporation are to this Amended and Restated Certificate of Incorporation.

(5)                                  This Amended and Restated Certificate of Incorporation restates and integrates and amends the certificate of incorporation of the Corporation, as heretofore amended and supplemented.

(6)                                  The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE FIRST.  The name of the corporation is GNC HOLDINGS, INC. (the “Corporation”).

ARTICLE SECOND.  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THIRD.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOURTH.  The total number of shares of all classes of stock that the Corporation shall have authority to issue is 390,000,000 of which 300,000,000 shares of the par value of $0.001 per share shall be designated Class A Common Stock, 30,000,000 shares of the par value of $0.001 per share shall be designated Class B Common Stock, and 60,000,000 shares of the par value of $0.001 per share shall be designated as Preferred Stock.  Class A Common Stock and Class B Common Stock are collectively referred to as Common Stock.

ARTICLE FIFTH.  The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each class of Common Stock.  Except as otherwise provided herein, all shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

(a)                                  Dividends.  Holders of Common Stock shall be entitled to receive ratably on a per share basis such dividends as may be declared by the board of directors of the Corporation (the “Board of Directors”); provided that, if dividends are declared that are payable in shares of Class A Common Stock or Class B Common Stock, such dividends shall be declared  payable at the same rate on each class of Common Stock, with dividends payable in shares of Class A Common Stock payable to holders of Class A Common Stock, and dividends payable in shares of Class B Common Stock payable to holders of Class B Common Stock.

(b)                                 Conversion.

(i)                                     Shares of Class A Common Stock shall be convertible at any time into an equal number of shares of Class B Common Stock at the option of such holder thereof at any time that such holder is the record owner of shares of Class B Common Stock.  Shares of Class B Common Stock shall be convertible at any time into an equal number of shares of Class A Common Stock at the option of the holder thereof.

(ii)                                  Each such conversion of shares shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares that any such holder desires to so convert.  Such conversion shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted class of Common Stock shall cease and the person or persons in whose name or names the certificate or certificates for new shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of such new shares represented thereby.

(iii)                               Promptly after such surrender and the receipt by the Corporation of the written notice from such holder, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates for the Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted.  The issuance of certificates for the Common Stock upon conversion shall be made without charge to the holder or holders of such shares; provided, that the holder shall pay (or reimburse the Corporation for) any and all documentary, stamp or similar issue or transfer taxes in respect thereof or other cost incurred by the Corporation or the holder in connection with such conversion.

(c)                                  Transfers.  The Corporation shall not close its books against the transfer of any share of Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of Common Stock, in any manner that would interfere with the timely conversion of such shares of Common Stock.

(d)                                 Subdivisions and Combinations of Shares.  If the Corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of the other classes of Common Stock shall be proportionately subdivided or combined.

(e)                                  Distribution of Assets.  Upon the occurrence of the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of all classes of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them.

(f)                                    Voting Rights.

(i)                                     Generally.  The holders of Class A Common Stock shall have the general right to vote for all purposes, including the election or removal of directors, as provided by law.  The holders of Class B Common Stock shall have the general right to vote for all purposes except the election or removal of directors.  Each holder of Class A Common Stock and each holder of Class B Common Stock shall be entitled to one vote for each share thereof held.  The affirmative vote of a majority of the outstanding shares of the Class B Common Stock, voting separately as a class, shall be required to make any amendments to the Certificate of Incorporation that adversely affect the rights and preferences of the Class B Common Stock.  There shall be no cumulative voting.

(ii)                                  Class Voting.  Except as required by the DGCL or as set forth in the Certificate of Incorporation,

(A)                              holders of shares of Class B Common Stock shall be entitled to vote on all matters submitted for a vote or the consent of Class A Common Stock, whether pursuant to law or otherwise,

(B)                                holders of shares of Class A Common Stock shall be entitled to vote on all matters submitted for a vote or the consent of Class B Common Stock, whether pursuant to law or otherwise and

(C)                              the Class A Common Stock and the Class B Common Stock shall vote together as a single class, and not separately as multiple classes,  at any annual meeting or special meeting of the stockholders of the Corporation, or in connection with any action taken by written consent.

(g)                                 Merger, etc.  In connection with any merger, consolidation or recapitalization, holders of Class A Common Stock and holders of Class B Common Stock shall receive or be given the opportunity to receive the same form of consideration for their shares in the same amount per share.

(h)                                 No Preemptive or Subscription Rights.  No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

ARTICLE SIXTH.  Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(a)                                  The number of shares constituting that series and the distinctive designation of that series;

(b)                                 The dividend rate or rates on the shares of that series, the terms and conditions upon which and the periods in respect of which dividends shall be payable, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)                                  Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)                                 Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(e)                                  Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in the event of redemption, which amount may vary under different conditions and at different redemption dates;

(f)                                    Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)                                 The rights of the shares of that series in the event of voluntary or involuntary liquidation, distribution of assets, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)                                 Any other relative rights, powers, and preferences, and the qualifications, limitations and restrictions thereof, of that series.

Subject to ARTICLE FIFTH, Section (f), each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

ARTICLE SEVENTH.  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)                                  Business and Affairs.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)                                 Number of Directors; Vacancies and Newly Created Directorships. The Board of Directors shall consist of not less than nine nor more than fifteen members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. Subject to the previous sentence and except as otherwise required by law and subject to the rights of the holders of any series of stock with respect to such series of stock, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, though less than a quorum, or by a sole remaining director, and not by the stockholders.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

(c)                                  Classified Board of Directors. Subject to the special right of the holders of any class or series of stock to elect directors, the Board of Directors, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the filing of the Certificate of Incorporation; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the filing of the Certificate of Incorporation; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the filing of the Certificate of Incorporation. Each director in each class shall hold office until his or her successor is duly elected and qualified. At each annual meeting of stockholders beginning with the first annual meeting of stockholders following the filing of the Certificate of Incorporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders following their election, with each director in each such class to hold office until his or her successor is duly elected and qualified.

(d)                                 Annual Meetings.  Each annual meeting of stockholders of the Corporation shall be held on such date, which date shall be within thirteen (13) months of the last annual meeting of stockholders, and at such time as shall be designated by the Board of Directors and announced by the Corporation.

ARTICLE EIGHTH.  No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this ARTICLE EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE NINTH.

(a)                                  In recognition of the fact that the Corporation, the Sponsors, and directors, officers and employees of the Sponsors, acting in their capacities as such, currently engage in, and may in the future engage in, the same or similar activities or lines of business and have an interest in the same areas and types of corporate opportunities, and in recognition of the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with the Sponsors (including, without limitation, possible service of directors, officers and employees of the Sponsors as directors, officers and employees of the Corporation), the provisions of this ARTICLE NINTH are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Sponsors and their directors, officers and employees, acting in their capacities as such, and the powers, rights, duties and liabilities of the Corporation and its directors, officers, employees and stockholders in connection therewith.  In furtherance of the foregoing, the Corporation renounces any interest or expectancy in, or in being offered the opportunity to participate in, any corporate opportunity not allocated to it pursuant to this ARTICLE NINTH to the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision).

(b)                                 To the fullest extent permitted by applicable law, no director, officer, employee, or stockholder of the Corporation, in such capacity, that is a Sponsor or a director, officer, or employee of a Sponsor, acting in his or her capacity as such, shall have any obligation to the Corporation to refrain from competing with the Corporation, making investments in competing businesses or otherwise engaging in any commercial activity that competes with the Corporation, which in each case is not a Restricted Opportunity.  To the fullest extent permitted by applicable law, (i) the Corporation shall not have any right, interest or expectancy with respect to any such investment or activity that is not a Restricted Opportunity undertaken by any Sponsor or any director, officer or employee of a Sponsor, acting in his or her capacity as such, (ii) no such investments or activities by any Sponsor that are not Restricted Opportunities shall be deemed wrongful or improper, and (iii) no such Sponsor shall be obligated to communicate, offer or present to the Corporation any potential transaction, matter or opportunity that is not a Restricted Opportunity, even if such potential transaction, matter or opportunity is of a character that, if presented to the Corporation, could be taken by the Corporation.  In the event that a Sponsor or any director, officer or employee of a Sponsor, acting in his or her capacity as such, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation but is not a Restricted Opportunity, the Sponsor and the directors, officers and employees of the Sponsor, acting in their capacities as such, shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that a Sponsor or any director, officer, or employee of a Sponsor, acting in his or her capacity as such, pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation, and the Corporation hereby renounces any interest or expectancy in such corporate opportunity.

(c)                                  Nothing in this ARTICLE NINTH shall limit or otherwise prejudice any contractual rights the Corporation may have or obtain against any Sponsor or any director, officer, or employee of any Sponsor.

(d)                                 Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE NINTH.

(e)                                  Neither the alteration, amendment or repeal of this ARTICLE NINTH nor the adoption of any provision of this certificate of incorporation inconsistent with this ARTICLE NINTH shall eliminate or reduce the effect of this ARTICLE NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this ARTICLE NINTH, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

(f)                                    For purposes of this ARTICLE NINTH and ARTICLE TENTH hereof:

(i)                                     “Affiliates” shall mean, with respect to any Sponsor, any Person (other than the Corporation or any Person controlled by the Corporation) (x) controlling, controlled by, or under common control with such Sponsor, (y) any general partner, managing member or partner, director, officer or employee of such Sponsor or any Affiliate of such Sponsor, or (z) any private equity fund now or hereafter existing that is controlled by one or more of, or shares the same management company with, any Sponsor.

(ii)                                  “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof.

(iii)                               “Restricted Opportunity” shall mean a transaction, matter or opportunity offered in writing to any Sponsor or a director, officer, or employee of a Sponsor solely and expressly by virtue of such Person being a member of the Board of Directors or an officer or an employee of the Corporation.

(iv)                              “Sponsors” shall mean (x) Ares Corporate Opportunities Fund II, L.P. and Ontario Teachers’ Pension Plan Board, (y) each of their respective Affiliates, and (z) any successor by operation of law (including, without limitation, by merger or otherwise) of each of the foregoing or any such successor.

ARTICLE TENTH.

(a)                                  Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation, and may not be effected by any consent in writing by such stockholders; provided, that, notwithstanding the foregoing, so long as the Sponsors collectively continue to own at least a majority of the outstanding shares of Common Stock, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Secretary of the Corporation shall file such consent or consents, or certify the tabulation of such consents and file such certificate, with the minutes of the meetings of the stockholders.

(b)                                 Prior to the Operative Date, the Corporation shall not take, or be permitted to take, any action that leads to a Change of Control, or the merger or consolidation of the Corporation, without the prior written approval of at least one of the Sponsors (provided, that in the event that a Sponsor owns 10% or less of the then outstanding shares of Common Stock, such action shall be subject to the prior written consent of only the other Sponsor).

(c)                                  “Change of Control” means:

(i)                                     the consummation of any transaction as a result of which any Person other than any Sponsor, or any related Person of any such Sponsor, acquires directly or indirectly more than 50% of the capital stock of the Corporation, including, without limitation, through a merger or consolidation or purchase of the capital stock of the Corporation;

(ii)                                  the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Corporation taken as a whole to any Person or group of related Persons; or

(iii)                               the adoption of a plan relating to the liquidation or dissolution of the Corporation.

(d)                                 “Operative Date” shall mean the first date on which the Sponsors cease to beneficially own (on a collective basis) 33-1/3% or more of the then outstanding shares of Common Stock; provided, that in the event that a Sponsor owns 10% or less of the then outstanding shares of Common Stock, the shares of Common Stock owned by such Sponsor shall be excluded from the numerator for purposes of calculating the 33-1/3% threshold.

ARTICLE ELEVENTH.  The Corporation shall indemnify its directors to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification conferred by this ARTICLE ELEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to officers, employees and agents of the Corporation similar to those conferred in this ARTICLE ELEVENTH to the Board of Directors.

The rights to indemnification and to the advancement of expenses conferred in this ARTICLE ELEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, the bylaws of the Corporation (the “Bylaws”), any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this ARTICLE ELEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE TWELFTH.  In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Bylaws.  The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote.  In addition to the powers and authority herein or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, the Certificate of Incorporation and the Bylaws; provided, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such bylaws had not been adopted.

ARTICLE THIRTEENTH.  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE FOURTEENTH.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE FOURTEENTH.

ARTICLE FIFTEENTH.  Removal of Directors.  For so long as the Sponsors collectively continue to own at least a majority of the outstanding shares of Common Stock, and subject to the rights of any class of Preferred Stock or series thereof to elect and remove directors, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares of Common Stock at the time entitled to vote at an election of the directors.

ARTICLE SIXTEENTH.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation in the manner now or hereafter prescribed in the Certificate of Incorporation, the Bylaws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of the Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least 66-2/3% of the voting power of the shares entitled to vote shall be required to amend, alter, change or repeal, or to adopt any provision as part of the Certificate of Incorporation inconsistent with the purpose and intent of ARTICLES SEVENTH, EIGHTH, NINTH of the Certificate of Incorporation or this ARTICLE SIXTEENTH.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 6th day of April, 2011.

GNC Acquisition Holdings Inc.

By:	/s/ Joseph Fortunato
	Name:	Joseph Fortunato
	Title:	Chief Executive Officer